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                                                                       EXHIBIT 1

                        CHENIERE ENERGY INC. NEWS RELEASE

                                                     CONTACT: David E. Castaneda
                                                      Investor & MEDIA Relations
                                                                  1-888-948-2036
                                                        E-mail: cxy@mdcgroup.com

                   Cheniere Energy Partners with Michael Smith
                           in Freeport LNG Development

Houston - August 27, 2002 - Cheniere Energy, Inc. (AMEX: CXY) announced today that it has entered into an agreement with entities controlled by Michael S. Smith to sell a 60% interest in its planned LNG receiving facility at Freeport, Texas. Cheniere's Freeport LNG project will be acquired by Freeport LNG Development, L.P. ("Freeport LNG"), in which Cheniere will own a 40% interest. Freeport LNG will pay Cheniere $5,000,000 in cash and will spend up to $9,000,000 to obtain permits and prepare the project for the construction phase with no further contribution by Cheniere. The cash payments to Cheniere are payable: $1,000,000 at closing, which will occur on or before September 19, 2002; $750,000 on April 15, 2003; $750,000 October 15, 2003; and $2,500,000 30
days after all construction permits are obtained.

Freeport LNG will be filing an application with FERC within 90 days to build a 1Bcf per day, state of the art LNG regasification facility on Quintana Island which will be leased from the Brazos River Harbor Navigation District. The site is surrounded by a petrochemical complex that already receives regular tanker shipments of propane, naphtha and crude oil. Freeport LNG plans to build a 9-mile, 36" pipeline from the facility to the Stratton Ridge storage hub where there is more than adequate take-away capacity from intrastate pipelines for all of the gas. Freeport LNG will not take gas market risk nor will it own or ship any of the LNG to the facility. It will operate the facility on a fee basis for throughput from major international oil and gas companies and large independents. Freeport LNG intends to sell a substantial portion of its services through 20-year long-term contracts. Mr. Smith will fund all of the costs until all approvals are obtained and construction can begin. Freeport LNG believes that long-term project financing for this $300,000,000 plus facility will be readily available once Freeport LNG has long-term capacity reservations for 60% of the project's throughput. Freeport LNG is already in advanced discussions with users with planned LNG commitments for the U.S. that need regasification facilities in excess of the planned 1 Bcf capacity of Freeport.

Mr. Smith will be CEO and Chairman of Freeport LNG. Charles M. Reimer, who has 15 years of LNG experience, including 12 years internationally, will resign as President and CEO of Cheniere and will become President and Chief Operating Officer of Freeport LNG. He will be joined by Volker Eyermann, V.P. of Engineering with 25 years of international experience building and operating LNG facilities, and William Henry, V.P. of Marketing with 25 years of domestic gas pipeline marketing and operating experience. Charif Souki will assume the duties of President and CEO for Cheniere.

Mr. Souki, Chairman of Cheniere said, "Michael has a tremendous record in the energy business. He founded Basin Exploration and was its CEO, President and Chairman until its $400,000,000 sale to Stone Energy in 2001. Like us, he is convinced that domestic exploration is no longer sufficient to meet the growing demand for gas and that LNG will be a very critical component of the supply of gas in the U.S. Michael will effectively be the general partner of Freeport LNG and will manage the development of the project. We are fortunate to be able to rely on his skill and track record to develop the Freeport venture."

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Cheniere Energy, Inc. Press Release
Dated August 27, 2002
Page 2

Mr. Smith said, "I am truly excited about the potential of this project and I look forward to being actively involved with it. Given the demand for regasification facilities, the primary risk is regulatory approval. I believe the site Cheniere secured at Freeport is one of the best locations remaining in the country for this type of facility. It has all the attributes needed for regulatory approval, a deep water harbor in a petrochemical area with large pipeline takeaway capacity, and the local support of the Port Authority and the surrounding community. The management team led by Charles Reimer has a tremendous amount of LNG experience, and they have done an excellent job of developing the project to date in preparation for the FERC filing we plan to make later this year."

In addition to customary closing conditions, the terms of the agreement include: the completion of due diligence; a requirement for the waiver of certain third party rights; and the issuance to Freeport LNG Investments, LLC (controlled by Mr. Smith) of warrants to purchase 700,000 shares of Cheniere common stock at an exercise price of $2.50 per share. Cheniere has been informed that Contango Oil & Gas Company does not intend to exercise its option to participate in the Freeport LNG project; accordingly, Cheniere anticipates repaying Contango's $750,000 loan at closing. Cheniere expects this transaction to close on or before September 19, 2002, but there can be no assurance that this transaction will be successfully consummated. Petrie Parkman & Co. acted as financial advisor to Cheniere in connection with the transaction.

The agreement contains certain limitations for a period of time on Cheniere's right to file for FERC permits or engage in the sale of LNG capacity in competition with Freeport LNG. Cheniere will retain its options on LNG terminal sites at Sabine Pass and Brownsville.

Cheniere Energy is a Houston-based energy company. It owns 11% of Gryphon Exploration Company, with Warburg, Pincus Equity Partners, L.P. owning the other 89%. Cheniere conducts exploration in the Gulf of Mexico using a regional database of 7,000 square miles of 3D seismic coverage. It also owns options on three sites, including the Freeport site, along the Texas Gulf Coast for the development of LNG receiving terminals. Additional information on the company may be found on its website at www.cheniere.com, by contacting the company's investor and media relations department toll-free at (888) 948-2036 or by writing to: cxy@mdcgroup.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company's business are set forth in the company's periodic reports that are filed with and available from the Securities and Exchange Commission.

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